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                                                                 EXHIBIT (d) (3)





                                                               December 11, 2001


SDL plc
Butler House
Market Street
Maidenhead
SL6 8AA
United Kingdom

Re:      Stockholder Agreement

Dear Sirs:

         Each of the undersigned (the "Stockholder") understands that SDL plc, a company organized under the laws of England and Wales ("SDL") is considering an acquisition of all or substantially all of the outstanding capital stock of ALPNET, Inc. pursuant to which the holders of Common Stock of the Company receive in the aggregate at least $6,500,000 in cash (the "Acquisition").

         Each Stockholder is a stockholder of ALPNET, Inc. (the "Company") and is entering into this letter agreement (the "Stockholder Agreement") to induce you to proceed with a potential Acquisition.

         Each Stockholder confirms its agreement with you as follows:

1. The Stockholder represents and warrants that Schedule I annexed hereto sets forth the shares of Common Stock of the Company, and all options, warrants and rights thereto, of which the Stockholder or its affiliates (as defined under the Securities Exchange Act of 1934, as amended) are the record and/or beneficial owner and that the Stockholder and its affiliates are on the date hereof the lawful owners of the number of shares of Common Stock, and all options, warrants and rights thereto, set forth in Schedule I beside the name of the Stockholder or such other person. Except as set forth in Schedule I, neither the Stockholder nor any of its affiliates, own or hold any rights to acquire any additional shares of the capital stock of the Company (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares of Common Stock, except as provided in that certain Purchase Agreement dated as of July 7, 2000 by and between the Company and The Tail Wind Fund, Ltd. and Resonance Limited and the agreements and documents entered into in connection therewith (collectively, "Purchase Agreement"). The Stockholder, has sole voting power and sole power to issue instructions with respect to the matters set forth herein, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to engage in the actions set forth herein, in each case with respect to the shares of Common Stock, and all options, warrants and rights thereto, set forth on Schedule I hereto beside the name of the Stockholder or such other person. As used

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herein, "Warrants" shall mean all options, warrants and rights to shares of the
Company's Common Stock, whether or not set forth on Schedule I hereto, together with all such options, warrants and rights thereto acquired on and after the date hereof by the Stockholder or any of its affiliates, as applicable, including all agreements to which the Stockholder or any affiliate is a party or beneficiary relating to the right to purchase the Company's Common Stock or granting to others the right to purchase the Company's Common Stock.

2. Effective and commencing only at the time that SDL first executes a definitive agreement (not including any binding letter of intent, term sheet or similar document) (the "Merger Agreement") with the Company regarding a proposed merger of SDL (or a direct or indirect subsidiary of SDL) with and into the Company and the Stockholder receives notification that such Merger Agreement has been executed (such time, the "Merger Agreement Execution Time"), the Stockholder agrees that, during the period ("Effective Period") commencing on the Merger Agreement Execution Time and terminating on the earlier of February 28, 2002 and the date on which such Merger Agreement is terminated (which termination shall be publicly disclosed as soon as possible following such termination or abandonment), it will not, will not permit any company, trust or other person or entity controlled by the Stockholder to, and will not permit any of its affiliates to, contract to sell, sell or otherwise transfer or dispose of any shares of Company Common Stock or any interest therein or securities convertible therein to or any voting rights with respect thereto, other than (i) pursuant to the Acquisition, or (ii) with your prior written consent.

3. Commencing only at the Merger Agreement Execution Time and effective only during the Effective Period, the Stockholder agrees that it will not, and will not permit any such company, trust or other entity or person controlled by the Stockholder to, and will not authorize any of its affiliates to, directly or indirectly (including through its officers, directors, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, Acquisition, consolidation or other business combination involving the Company, or the acquisition of any capital stock or all or substantially all of the assets of the Company, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than the Company, SDL and its affiliates, or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall require the Stockholder to prevent or restrict any director or trustee of the Stockholder who is a director or officer of the Company from taking any action in his capacity as a director or officer of the Company to the extent such director or officer would be permitted to take such action under the Merger Agreement. Effective and commencing only at the Merger Agreement Execution Time, the Stockholder agrees that in the event SDL or any of its affiliates commences a tender offer in any Acquisition approved by the Company (and not subsequently rejected) and occurring during the Effective Period, the Stockholder will tender all of its shares of Common Stock of the Company to SDL or such affiliate, for consideration at least equal to $0.20 per share, within 10 days following such commencement of such tender offer and will not thereafter withdraw such shares (provided that the Stockholder shall not receive less consideration than any other stockholder of the Company).


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4.       Commencing only at the Merger Agreement Execution Time and effective only during the Effective Period, the Stockholder agrees that all of the shares of Common Stock beneficially owned by the Stockholder, or over which the Stockholder has voting power or control, directly or indirectly (including any shares of Common Stock beneficial ownership of which is acquired by the Stockholder after the date hereof), at the record date for any meeting of the Company's stockholders, however called, or in connection with any written consent of the stockholders of the Company, shall be voted (or caused to be voted) (i) in favor of the Acquisition, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement or under this agreement; and (iii) except as otherwise agreed to in writing in advance by SDL, against the following actions (other than in connection with the Acquisition and the transactions with you or your affiliates contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as an acquisition, consolidation or other business combination involving the Company and its Subsidiaries; (2) any sale, lease or transfer of all or substantially all of assets of the Company and its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company and its Subsidiaries; (3) (a) subject to Section 7 hereof, any change in the majority of the Board of Directors of the Company; (b) any material change in the present capitalization of the Company or any material amendment of the Company's charter or bylaws; (c) any other material change in the Company's corporate structure or business; or (d) any other action, in each case for clauses (a) through (d) which is intended, or could reasonably be expected, to materially adversely affect consummation of the Acquisition. Commencing only at the Merger Agreement Execution Time and effective only during the Effective Period, the Stockholder shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner which would or could reasonably be expected to cause a violation of clauses (i), (ii) or (iii) of the preceding sentence.

5. Commencing only at the Merger Agreement Execution Time and effective only during the Effective Period, the Stockholder hereby grants to, and appoints, SDL and its officers, and any other designee of SDL, each of them individually, the Stockholder's irrevocable proxy and attorney-in-fact (with fill power of substitution) to vote (as indicated in paragraph 4 above) the shares of Common Stock listed on Schedule I hereto beside the name of the Stockholder, and any shares of Common Stock beneficial ownership of which is acquired by the Stockholder after the date hereto at a duly called meeting of the Company's stockholders (and, in the event the Stockholder has breached its obligations under this Stockholder Agreement or the Company breaches its obligation under the Merger Agreement to call and hold or otherwise fails to hold the Company Stockholders' Meeting, by duly executed written consent of stockholders). The Stockholder intends this proxy to be irrevocable, subject to Sections 16 and 17 hereof, and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Stockholder's shares of Common Stock. Effective and commencing only at the Merger Agreement Execution Time, the Stockholder agrees that if reasonably requested by SDL, the Stockholder will not attend or vote any shares of Common Stock beneficially owned by the Stockholder at any annual or special meeting of stockholders or execute any written consent of stockholders.

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6.       Each party hereto represents and warrants that (1) it has the legal capacity, power and authority to enter into and perform all of such party's obligations under this Stockholder Agreement, (2) the execution, delivery and performance of this Stockholder Agreement by such party hereto will not violate any other agreement to which such party is a party including, without limitation, any trust agreement, voting agreement, stockholders agreement or voting trust, (3) this Stockholder Agreement has been duly and validly executed and delivered by such party, and is enforceable against such party in accordance with its terms, and (4) there is no beneficiary or holder of any interest of such party or any trust of which such party is a trustee whose consent is required for the execution and delivery of this Stockholder Agreement or the consummation of the transactions contemplated hereby.

7. Each party represents and warrants that, except for filings with the Securities and Exchange Commission, if applicable, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Stockholder Agreement by such party and the consummation by such party of the transactions contemplated hereby.

8. The Stockholder's shares of Common Stock (as listed on Schedule I) and the certificates representing such shares of Common Stock are now and at all times during the Effective Period will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, rights of first refusal or offer, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

9. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by the Stockholder.

10. Each party hereto agrees that damages are an inadequate remedy for the breach by such party of any term or condition of this Stockholder Agreement and that the other party hereto shall be entitled, without limitation of other available rights or remedies, to specific performance, a temporary restraining order and preliminary and permanent injunctive relief in order to enforce such other party's agreements herein.

11. During the Effective Period, the Stockholder agrees that this Stockholder Agreement and the obligations hereunder shall attach to such Stockholder's shares of Common Stock and shall be binding upon any person or entity to which legal or beneficial ownership of such shares of Common Stock shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors.

12. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or reasonably desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Stockholder Agreement.


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13.      This Stockholder Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

14. (a) This Stockholder Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         (b) Whenever possible, each provision or portion of any provision of this Stockholder Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Stockholder Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Stockholder Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. Each party hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of New York, County of New York, and of the United States of America located in the State of New York, County of New York, for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to the Stockholder at his or its address below, or to SDL at the address set forth above, shall be effective service of process for any action, suit or proceeding brought against such party in such court (and such address shall be also used for notices under this Stockholder Agreement). Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Stockholder Agreement or the transactions contemplated hereby, in the courts of the State of New York located in New York City or the United States of America located in New York City, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15. The Stockholder agrees that upon consummation of the Acquisition in accordance with the terms hereof, it shall waive and release all of its existing rights under the Purchase Agreement and any other agreements, understandings and arrangements that Stockholder has with the Company or any of its affiliates or subsidiaries (other than rights under law or the Company's organizational documents), and the Stockholder shall surrender all of its Warrants to the Company for cancellation, in consideration for SDL paying, or causing the Company to pay, 50% of the amount of all Debt Reductions (as defined below) (after netting against 100% of such Debt Reductions all fees and expenses reasonably incurred directly in connection therewith) effected on or after November 16, 2001, to all the Investors (as defined in the Purchase Agreement) in the aggregate ("Waiver Consideration"). SDL agrees that from the date hereof until the date which is three months following the closing of the Acquisition, it shall, and/or shall cause the Company to, use its commercially reasonable efforts in seeking to obtain from the Company's current holders of indebtedness for borrowed money and other creditors (in no event to include The Tail Wind Fund, Ltd. or Resonance Limited or any of their respective affiliates) to which the Company or its subsidiaries owes in excess of $25,000 (including their successors and assigns) legally binding and effective reductions ("Debt Reductions") in the amount of monies owed to such creditors by the Company or its subsidiaries, provided that the Stockholder shall continue to receive Waiver

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Consideration for all Debt Reductions entered into or negotiated on or prior to the fourth anniversary of the closing of the Acquisition. To the extent permissible by law, SDL shall keep the Stockholder apprised of all negotiations and discussions with such creditors in connection with seeking Debt Reduction and shall allow the Stockholder to participate in such negotiations and discussions to the extent practicable. The Waiver Consideration shall be paid by the Company or SDL to the Investors in immediately available funds within five
(5) business days following the collection of each Debt Reduction, and the Waiver Consideration shall be allocated among the Investors pro rata based on the number of shares of Company Common Stock currently held as of record by each such Investor. The Stockholder hereby represents and warrants that it is not a party to any agreement with the Company other than the Purchase Agreement and the agreements entered into in connection therewith. Each Stockholder hereby covenants and agrees with SDL that, during the Effective Period, neither such Stockholder nor its affiliates, will commence any administrative, legal or equitable action or proceeding against the Company or its affiliates or their respective properties seeking any reorganization, receivership or other similar relief under the U.S. Bankruptcy Code or any other law or regulation for the benefit of creditors or will marshall assets of the Company or its affiliates. Effective at the Merger Agreement Execution Time and if the Acquisition closes and so long as SDL complies with this paragraph, each Stockholder, on behalf of itself and its successors and assigns, hereby covenants and agrees that it waives any right to any adjustments (including without limitation any right to receive any additional shares of capital stock of the Company), or right to purchase, directly or indirectly, any shares of capital stock of the Company, pursuant to Section 7.1 or Section 7.3 of the Purchase Agreement in connection with any grant or exercise of any option or other right to purchase shares of capital stock of the Company granted to SDL or its affiliates in connection with the Acquisition.

16. Each Stockholder is executing this Stockholder Agreement independently of the other Stockholder, and each of the representations, warranties, agreements and obligations hereunder are made with respect to such Stockholder only, independently, severally and not joint. In no event shall the Stockholder, by virtue of this Stockholder Agreement, be deemed to be affiliated with, or constitute a "group" with, any other Stockholder or SDL under Section 13(d) or
Section 16 of the Securities Exchange Act of 1934, as amended, and any provisions hereof which would otherwise cause such parties to be so affiliated or constituting a "group" shall be null and void and of no force or effect hereunder. No person or entity shall be deemed a third party beneficiary of this Stockholder Agreement, including without limitation the Company or any stockholder of the Company.

17. This Stockholder Agreement shall terminate and be of no further force or effect at such time as the Merger Agreement is terminated in accordance with its terms. The term of this Stockholder Agreement shall be the Effective Period, provided that Section 15 hereof shall survive any termination of the term hereof in the event the Acquisition closes.

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         Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

                                VERY TRULY YOURS,

                                THE TAIL WIND FUND, LTD.

                                By: / s / Andrew P. MacKellar
                                   ---------------------------------------------
                                Name:  Andrew P. MacKellar
                                Title: Director

Address for Notices:            The Tail Wind Fund Ltd.
                                MeesPierson (Bahamas) Ltd.
                                Attn:  Ngaire Rolle
                                Windermere House, 404 East Bay Street
                                P.O. Box SS 5539, Nassau, Bahamas
                                Tel:  242/393-8777   Fax:  242/393-9021

                                with a copy to:

                                David Crook
                                c/o EASI
                                1st Floor, No. 1 Regent Street
                                London, SW1Y 4NS UK
                                Telephone:  44-171-468-7660
                                Facsimile:   44-171-468-7657

                                with a copy to:

                                Peter J. Weisman, P.C.
                                444 East 82nd St., No. 19C
                                New York, New York  10028
                                Attn:  Peter J. Weisman, Esq.
                                Telephone:  (212) 535-7818

                                RESONANCE LIMITED

                                By: / s / Moishe Nandel
                                   ---------------------------------------------
                                Name:  Moishe Nandel
                                Title: President

Address for Notices:            1337 East 9th Street
                                Brooklyn, NY  11230


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AGREED AND ACCEPTED
ON DECEMBER 11, 2001:

SDL PLC

By: / s / Mark Lancaster
   ----------------------------------
Name:    Mark Lancaster
Title:   Director



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                                   SCHEDULE I

   NAME OF STOCKHOLDER        COMMON STOCK                   WARRANTS
THE TAIL WIND FUND, LTD.    1,838,807 shares      Warrants to purchase 600,000
                                                              shares





   NAME OF STOCKHOLDER        COMMON STOCK                   WARRANTS
   RESONANCE LIMITED         355,761 shares       Warrants to purchase 50,000
                                                              shares



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